UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2007

NetRatings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27907	77-0461990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway New York, New York	10003
(Address of principal executive offices)	(Zip Code)

(646) 654-7990
(Registrant’s telephone number, including area code)

120 West 45th Street, 35th Floor, New York, NY 10036
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)          On June 15, 2007, NetRatings, Inc. (the “Company”) entered into a separation agreement and general release (the “Separation Agreement”) with William R. Pulver (“Mr. Pulver”) providing for Mr. Pulver’s termination as President and Chief Executive Officer of the Company, effective as of June 30, 2007 (the “Separation Date”). Mr. Pulver’s termination qualifies as an “Involuntary Termination” in accordance with the terms of a letter agreement, dated November 1, 2001, between the Company and Mr. Pulver (the “Letter Agreement”) (previously filed as Exhibit 10.24 to the Company’s Annual Report on Form 10-K filed on April 1, 2002).

Pursuant to the Separation Agreement, the parties agreed to the following material terms:

•

On or about June 25, 2007, the Company shall pay to Mr. Pulver the amount of AU$948,186.00, less applicable taxes and withholding amounts, which represents 12 months of Mr. Pulver’s “Total Annual Earnings” (as defined in the Letter Agreement).

•

Upon the Separation Date, the Company will pay, or will have already paid, to Mr. Pulver all salary, wages, bonuses, accrued vacation and any and all other benefits due to Mr. Pulver through the Separation Date.

•

Other than payments to be made pursuant to the Separation Agreement and payments to be made to Mr. Pulver in connection with the “cashing-out” of restricted stock and stock options (which shall be handled in accordance with the provisions of the Agreement and Plan of Merger, dated as of February 5, 2007, among NetRatings, Inc., Nielsen Media Research, Inc. and NTRT Acquisition Sub, Inc.), no further payment is owed to Mr. Pulver pursuant to the Letter Agreement.

•

From and after the Separation Date, Mr. Pulver will not be entitled to the accrual of any employee benefits, including but not limited to, any incentive compensation plan, bonus plan or stock option plan.

•	Mr. Pulver provided a general release of claims against the Company and agreed to continue to be bound by certain noncompetition and nondisclosure obligations following his termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETRATINGS, INC.

Date: June 21, 2007	By:	/s/ Alan Shapiro
Alan Shapiro Senior Vice President & General Counsel

– 2 –